Exhibit 5.1

DINSMORE & SHOHL LLP 255 East Fifth Street ^ Suite 1900 Cincinnati, OH 45202 www.dinsmore.com
Michael G. Dailey (513) 977-8644 (direct) ^ (513) 977-8141 (fax) michael.dailey@dinsmore.com

June 20, 2018

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as counsel to Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the “Registration Statement”), by Fifth Third to register (i) 131,031,319 shares (the “Common Shares”) of common stock of Fifth Third, without par value, (ii) 200,000 shares (the “Series K Preferred Shares”) of 6.00% Non-Cumulative Perpetual Preferred Stock, Series K, without par value, of Fifth Third and (iii) 8,000,000 depositary shares (the “Depositary Shares”) (evidenced by depositary receipts) each representing a 1/40th interest in a Series K Preferred Share, each of which may be issued pursuant to the terms of an Agreement and Plan of Merger, dated as of May 20, 2018, among MB Financial, Inc. (“MBF”), Fifth Third and Fifth Third Financial Corporation (as may be amended from time to time, the “Merger Agreement”). We are furnishing this opinion letter pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the proxy statement of MBF and the prospectus of Fifth Third contained therein, (ii) the Merger Agreement, (iii) the proposed amendment to Fifth Third’s Third Amended Articles of Incorporation, as amended, setting forth the terms of the Series K Preferred Shares (the “Articles Amendment”), (iv) the Deposit Agreement, dated as of November 22, 2017, between MBF, Computershare Inc. and Computershare Trust Company, N.A, as depositary, and all holders from time to time of the depositary receipts described therein (the “Deposit Agreement”), and form of depositary receipt described therein, (v) resolutions adopted by Fifth Third’s board of directors, and (vi) other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Merger Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of Fifth Third and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the laws of the State of Ohio and federal laws of the United States that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

Fifth Third Bancorp

June 20, 2018

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the following paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Upon the basis of such examination, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion:

(1) When the Registration Statement has become effective under the Securities Act and the Common Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

(2) When the Registration Statement has become effective under the Securities Act, the Articles Amendment with respect to the Series K Preferred Shares substantially in the form filed as an appendix to the Registration Statement has been duly filed with the Secretary of State of the State of Ohio and if and when the Series K Preferred Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Series K Preferred Shares will be validly issued, fully paid and nonassessable.

(3) When the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the terms of the Deposit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Fifth Third and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Fifth Third, the Registration Statement has become effective under the Securities Act, the Deposit Agreement has been duly assumed by Fifth Third, the Series K Preferred Shares represented by the Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depositary upon conversion of the 6.00% non-cumulative perpetual preferred stock, Series C, of MBF into the Series K Preferred Shares, and the depositary receipts evidencing the Depositary Shares have been issued in accordance with the Deposit Agreement and have become the issued Depositary Shares of Fifth Third as contemplated by the Registration Statement, the Depositary Shares will be validly issued and will entitle their holders to the rights specified in the Deposit Agreement.

We are expressing no opinion as to any obligations that parties other than Fifth Third may have under or in respect of the Commons Shares, Series K Preferred Shares or Depositary Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DINSMORE & SHOHL LLP

/s/ Michael G. Dailey, Partner